EXHIBIT 23(M)

                              DISTRIBUTION PLAN




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                            THE LEGACY FUNDS, INC.

                              DISTRIBUTION PLAN

                            PURSUANT TO RULE 12B-1



                                 INTRODUCTION


      The following Distribution Plan (the "Plan") set forth below has been adopted pursuant to Rule 12b-1 ("Rule 12b-1") under the Investment Company Act of 1940 (the "Investment Company Act") by The Legacy Funds, Inc. (the "Trust") for the use of the Legacy Growth Fund series of the Trust and each other series of the Trust that may hereafter be established by the Trust for which this Plan is adopted as its plan of distribution pursuant to Rule 12b-1 (each a "Fund").

      The Plan has been approved by the vote of a majority of the Board of Trustees of the Trust, including a majority of the trustees who are not "interested persons" of the Trust (as defined in the Investment Company Act) and who have no direct or indirect financial interest in the operation of the Plan or any agreement related to the Plan (the "Rule 12b-1 Trustees"), cast in person at a meeting called for the purpose of voting on the Plan. Such approval included a determination that the adoption of the Plan would be prudent, that, in the exercise of the Rule 12b-1 Trustees' reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that adoption and continuation of the Plan will benefit the Fund and its shareholders and that the Plan is otherwise in the best interests of the Fund and its shareholders. Expenditures under the Plan are primarily intended to result in the sale of shares of the Fund within the meaning of paragraph (a)(2) of Rule 12b-1.

      The purpose of the Plan is to create incentives to the Distributor and/or other qualified broker-dealers and their account executives to provide distribution assistance to their customers who are investors in the Fund, to defray the costs and expenses associated with the preparation, printing and distribution of prospectuses and sales literature and other promotional and distribution activities and to provide for the servicing and maintenance of shareholder accounts.



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                             PLAN OF DISTRIBUTION


THE PROVISIONS OF THE PLAN ARE AS FOLLOWS:

      1.    DISTRIBUTION AGREEMENT AND DISTRIBUTION FEE

      The Trust, on behalf of the Fund, will enter into a Distribution Agreement (the "Distribution Agreement") with Ingalls & Snyder, LLC (the "Distributor") pursuant to which the Trust will engage the Distributor to distribute shares representing beneficial interests in the Fund. The Fund shall pay to the Distributor as compensation for its services a distribution fee of .50 of 1% per annum of the average daily net assets of the Fund. The distribution fee will be accrued daily and paid monthly in arrears or shall be accrued and paid at such other intervals as the Trustees shall determine. For purposes of determining the distribution fee, the net assets of the Fund shall be determined as set forth from time to time in the Fund's then current prospectus and statement of additional information. Amounts paid under this Plan shall comply with the guidelines concerning asset-based sales charges as set forth in the Conduct Rules of the National Association of Securities Dealers, Inc., including, without limitation, Rule 2830 thereof.

      Amounts paid to the Distributor by any Fund will not be used to pay the distribution expenses incurred with respect to any other Fund, except that distribution expenses attributable to the Trust as a whole will be allocated to each Fund according to the ratio of the sale of shares such Fund to the total sales of the shares of all Funds over the Trust's fiscal year or such other allocation method approved by the Board of Trustees. The allocation of distribution expenses between Funds will be subject to the review of the Board of Trustees.

      2.    EXPENSES

      The Distributor shall be solely responsible for all expenses and other fees ("Expenses") incurred by the Distributor in connection with the distribution of the Fund's shares and the provision of its services under the Distribution Agreement. Such Expenses may include, without limitation:

      (a) sales commissions (including trailer commissions) and other compensation paid to, or on account of, account executives of the Distributor;

      (b) sales commissions (including trailer commissions) and other compensation paid to, or on account of, broker-dealers and other financial institutions (other than the Distributor) in connection with the sale of shares;

      (c) compensation to securities brokers and dealers, accountants attorneys, investment advisors, pension actuaries, non-profit entities not advised by the Trust's investment adviser or its affiliates and service organizations for services rendered by them to their clients in reviewing, explaining or interpreting the Fund's prospectus and other selling materials;

      (d) indirect and overhead costs of the Distributor associated with performance of its services under this Plan or the Distribution Agreement;


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      (e)   advertising costs;

      (f) costs of printing and mailing Fund prospectuses, statements of additional information and periodic financial reports and sales literature to persons other than current shareholders of the Fund; and

      (g) reimbursement of travel, entertainment and like expenditures made in connection with the promotion of the Fund.

      Notwithstanding the foregoing, the Distributor shall not be required to bear the expenses incurred by the Fund in connection with the preparation or printing of any amendment to the Fund's registration statement or prospectus necessary for the continued effective registration of the Fund's shares under the Securities Act of 1933, as amended, or under the laws of any state or other jurisdiction.

      3.    QUARTERLY REPORTS; ADDITIONAL INFORMATION

      The Distributor will provide to the Board of Trustees of the Trust for review, at least quarterly, a written report specifying in reasonable detail the amounts expended pursuant to this Plan and pursuant to Paragraph 2 above and the purposes for which such expenditures were made. Such reports shall be reviewed by the Board of Trustees. The Distributor will provide to the Board of Trustees of the Fund such additional information as they shall from time to time reasonably request in connection with the activities of the Distributor or the amounts expended under this Plan.

      4.    EFFECTIVENESS; CONTINUATION

      This Plan shall become effective upon approval by at least a majority of the outstanding voting securities (as defined in the Investment Company
Act) of the Fund, which approval may be given by the sole shareholder of the Fund, if such approval is given prior to any public offering of the voting securities of the Fund or the sale of such securities to persons other than Ingalls & Snyder, LLC or other persons who are affiliated persons of Ingalls & Snyder, LLC. Unless earlier terminated as provided herein, this Plan shall continue in effect for a period of more than one year from the date of adoption only so long as such continuance is specifically approved at least annually by the vote of a majority of the Board of Trustees of the Trust, including a majority of the Rule 12b-1 Trustees, cast in person at a meeting called for the purpose of voting on the continuation of the Plan.

      5.    TERMINATION

      This Plan and any agreement related to this Plan, including the Distribution Agreement, may be terminated (a) by the Trust at any time without penalty on sixty (60) days' written notice by the vote of a majority of the Rule 12b-1 Trustees or the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Fund or
(b) by the Distributor at any time on sixty (60) days' written notice. This Plan and any agreement related to this Plan, including the Distribution Agreement, shall terminate automatically in the event of its assignment (as defined in the Investment Company Act).


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      6.    AMENDMENTS

      This Plan may not be amended to increase materially the amounts payable under this Plan unless such amendment shall be approved by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Fund. All material amendments of this Plan shall be approved by the vote of a majority of the Board of Trustees of the Trust, including a majority of the Rule 12b-1 Trustees, cast in person at a meeting called for the purpose of voting on the Plan.

      7.    RULE 12B-1 TRUSTEES

      While the Plan is in effect, the selection and nomination of the trustees of the Trust who are not interested persons (as defined in the Investment Company Act) shall be committed to the discretion of such trustees.

      8.    RECORDS

      The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Paragraph 3 hereof, for a period of not less than six years from the date of effectiveness of the Plan, such agreement or report, as the case may be, the first two years in an easily accessible place.





Date Adopted:  ________________, 1999.